Exhibit 99.1

Cancer Genetics Appoints Edward J. Sitar as Chief Financial Officer

Seasoned Financial Executive Will Support Company’s Continued Growth and Focus on Reimbursement and Payers

RUTHERFORD, NJ – March 17, 2014 – Cancer Genetics (NasdaqCM: CGIX), an emerging leader in DNA-based diagnostics, announced today that effective April 1, 2014, it has appointed Edward J. Sitar, CPA as Chief Financial Officer. Mr. Sitar will be responsible for all Corporate Finance and Accounting activities for Cancer Genetics.

Mr. Sitar was most recently the Chief Financial Officer of Healthagen, a subsidiary of Aetna Company that provides health and technology services to providers, payers, employers and consumers. At Healthagen he was responsible for leading new businesses out of the concept state to commercialization. Prior to that, he was the Executive VP and Chief Financial Officer of ActiveHealth Management, also a subsidiary of Aetna and a market leader in clinical decision support systems. From 2001 to 2010, he was the Executive VP and Chief Financial Officer of Cadent Holding where he led a $120 million financing that introduced new lead investors and lending sources. He also led the legal and regulatory function at Cadent and was actively involved in sales and marketing, operations and business plan development. From 1998 to 2001, he was the Chief Financial Officer of MIM Corporation (currently known as Bioscrip), a Nasdaq-listed decentralized pharmacy benefit management, specialty pharmacy, and e-commerce company. From 1996 to 1998, he was the VP of Finance for Nasdaq-listed Vital Signs, where he was responsible for the financial affairs and business systems and played a lead role in developing the a response to contracting with managed care and group purchasing organizations. Prior to that he was Controller for Zenith/Goldline Pharmaceutical. Mr. Sitar began his financial career at Coopers & Lybrand, where he spent more than 10 years, and became Senior Manager on the Emerging Business Service Team. He earned a Bachelor of Science degree in Accounting, graduating Summa Cum Laude from the University of Scranton, and is a Certified Public Accountant.

“Ed’s significant experience and insight across multiple healthcare sectors will be great assets to Cancer Genetics,” said Panna Sharma, President and Chief Executive Officer of Cancer Genetics. “He is a seasoned financial executive and, importantly, has demonstrated the ability to navigate the highly technical insurance and reimbursement landscape, which is crucial to our growth. He has been successful in building and managing world class finance teams at both public and private corporations. Ed’s strong operational experience in systems development, regulatory affairs, acquisitions and joint ventures will be invaluable as we continue to grow Cancer Genetics.”

Cancer Genetics also announced the resignation of Elizabeth Adkins Czerepak, Chief Financial Officer and Principal Accounting Officer, effective March 31, 2014 to pursue other opportunities. “We would like to thank Elizabeth for her service to Cancer Genetics. We wish her well in her new endeavors,” concluded Panna Sharma.

About Cancer Genetics:

Cancer Genetics, Inc. is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals, as well as biopharma and biotech companies. Our state-of-the-art reference lab is focused entirely on maintaining clinical excellence and is both CLIA certified and CAP accredited and has licensure from several states including New York State. We have established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute. For further information, please see www.cancergenetics.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Company’s Form 10-Q for the quarter ended September 30, 2013 and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

Contact Information:

Investor Relations

Michael Rice

Life Science Advisors LLC

646-597-6979

Media Relations

RedChip Companies, Inc.

Paul Kuntz, 800-733-2447, ext. 105

paul@redchip.com